Exhibit 15.3

30 April 2025

QUHUO LIMITED

3F, Building A, Xin’anmen

No.1 South Bank, Huihe South Street

Chaoyang District

Beijing 100020

The People’s Republic of China

Dear Sirs

Re: Quhuo Limited (the “Company”)

We refer to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (the “Annual Report”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.

We consent to the references to our name under the heading “ITEM 3. KEY INFORMATION – Our Operations in Hong Kong and Permissions Required from the Hong Kong Authorities for Our Operations” in the Annual Report. We also consent to the filing of this consent letter as an exhibit to the Annual Report.

In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U. S. Securities Act of 1933, as amended (the “Securities Act”), or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Watson Farley & Williams LLP
Watson Farley & Williams LLP